Exhibit 3.64

LIMITED LIABILITY COMPANY AGREEMENT

OF

WELLS REIT II - REPUBLIC DRIVE, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Wells REIT II - Republic Drive, LLC (the “Company”), a limited liability company formed under the Delaware Limited Liability Company Act, is entered into and effective as of the 24th day of March, 2004, between the Company and Wells Operating Partnership II, L.P., its sole member (the “Member”).

ARTICLE I.

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

1.1     Act. The Delaware Limited Liability Company Act, Del. Code Ann. § 18-101 et seq. and all amendments thereto.

1.2     Affiliate. Affiliate of an entity shall mean any other entity controlling, controlled by, or under common control with such entity where “control” means the right to elect a majority of the board of directors or other body controlling such entity.

1.3     Certificate of Formation. The Certificate of Formation of the Company filed with the Secretary of State of Delaware pursuant to § 18-201 of the Act, as amended from time to time by the Member.

1.4     Member. The entity identified in Article VII that has executed this Agreement.

ARTICLE II.

FORMATION

2.1     Name. The name of the Company is Well REIT II - Republic Drive, LLC.

2.2     Term. The term of the Company shall commence on the date the Certificate of Formation was filed with the Secretary of State of Delaware and shall continue unless terminated or dissolved in accordance with this Agreement.

2.3     Registered Office and Agent. The Company’s registered office shall be at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

2.4     Principal Office. The principal office of the Company shall be located at 6200 The Corners Parkway, Noreross, Georgia 30092.

2.5     Changes to Offices and Agent. The Company may change its registered office, registered agent and principal office from time to time.

ARTICLE III.

PURPOSE OF THE COMPANY

Purpose and Powers of the Company. The purpose of the Company is, and the Company shall have the power and authority to, acquire, develop, design, construct, own, operate for profit, lease or sell certain real and personal property located in Michigan. The Company may, and shall have power and authority to, take any and all actions as may be necessary, appropriate, proper, advisable, incidental, convenient to or in furtherance of the foregoing purpose.

ARTICLE IV.

STATUTORY COMPLIANCE

The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware. The Member shall execute and file such documents as may be necessary or appropriate for the conduct of the business of the Company.

ARTICLE V.

ACCOUNTING AND RECORDS

5.1     Accounting Period. The Company’s accounting period shall be the calendar year.

5.2     Records to be Maintained.

(a)     The Company shall maintain the following records at its principal office:

(i)     A copy of this Agreement and the Certificate of Formation and all amendments thereto, and executed copies of the powers of attorney, if any, pursuant to which this Agreement, the Certificate of Formation, or any amendments thereto have been executed;

(ii)     Copies of such records as would enable the Member to determine the business and financial condition of the Company, the Member, the date upon which the Member became a Member, the Member’s last known mailing address, and the voting rights of the Member, as applicable;

(iii)     Copies of the Company’s federal, foreign, state, and local income lax returns and reports, if any, for each year;

(iv)     The financial statements of the Company for each year;

(v)     True and full information regarding the amount of cash and other property (including the value thereof) contributed by the Member and what the Member agreed to contribute in the future; and

(vi)     Any other information required by § 18-305 of the Act.

(b)     The Member may, at the Member’s own expense, inspect and copy any Company record upon reasonable request during ordinary business hours.

ARTICLE VI.

MANAGEMENT

6.1    Management and Authority. The business, affairs and operations of the Company shall be managed by its Member. Except as otherwise provided by applicable law and this Agreement, the Member shall have the sole, exclusive, full and complete right, authority, power and discretion to control, direct, manage and administer the business and affairs of the Company and to do all things necessary to carry on the business and purposes of the Company, including, without limitation, the right and power to appoint individuals to serve as officers of the Company and to delegate such authority to such officers.

6.2     Liability of Member. The Member shall not be liable for the obligations of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for liabilities of the Company. The Member’s liability shall be limited as set forth in the Act and other applicable law.

6.3     Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify the Member and each officer of the Company for all costs and expenses (including attorney’s fees and disbursements), losses, liabilities, and damages paid or accrued by such Member or officer in connection with any act or omission performed by such person in good faith on behalf of the Company. To the fullest extent not prohibited by applicable law, expenses (including attorneys’ fees and disbursements) incurred by any such Member or officer in defending any claim, demand, action, suit or proceeding may, from time to time, upon approval by the Member be advanced by the Company prior to the final disposition of such claim, demand, action, suite or proceeding, subject to recapture by the Company following a later determination that such Member or officer was not entitled to indemnification hereunder. Notwithstanding the foregoing, no Member or officer shall be indemnified against liability for any intentional misconduct, any knowing violation of law or any transaction in which such Member or officer receives a personal benefit in violation or breach of the Act or this Agreement.

ARTICLE VII.

MEMBER; CONTRIBUTIONS

7.1     Member. The sole Member of the Company is Wells Operating Partnership II, L.P., a Maryland limited partnership with its principal place of business at 6200 The Corners Parkway, Norcross, Georgia 30092.

7.2     Capital Contributions. The Member shall contribute the amounts or property set forth on the books and records of the Company as such Member’s initial capital contribution. The Member may, but is not required to, contribute such other amounts or property as it may from time to time deem necessary or appropriate.

7.3     Loans. The Member may lend money to the Company as approved by the Member. If the Member lends money to the Company, the amount of any such loan shall be a debt due from the Company to the Member, at such rates and on such terms as determined reasonable by the Member.

ARTICLE VIII.

ALLOCATIONS AND DISTRIBUTIONS

8.1     Distributions. Except as provided in Section 8.2, the Company may make distributions as determined by the Member from time to time in accordance with this Agreement.

8.2     Limitations on Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company. No distribution shall be made to the Member if such distribution is prohibited by the Act.

8.3     Distribution Upon Sale of Assets. Upon a sale of all, or substantially all, of the assets of the Company, the net proceeds thereof shall be distributed to the Member.

ARTICLE IX.

MEMBERSHIP INTERESTS

9.1     Membership Interest. The Member shall have one hundred percent (100%) ownership of the Company.

ARTICLE X.

ADMISSION OF ADDITIONAL MEMBERS

10.1     New Members. In the event that the Member desires to admit any new Members to the Company, the Member shall amend and restate this Agreement in its entirety to reflect the management, business and affairs of the Company after the admission of any such new Member.

ARTICLE XI.

DISSOLUTION AND WINDING UP

11.1     Dissolution. The Company shall be dissolved and its affairs wound up or shall he terminated only upon the occurrence of any of the following events:

(a)     the Member elects to dissolve the Company;

(b)     there are no members; or

(c)     the entry of a decree of judicial dissolution under Section 18-802 of the Act.

11.2     Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, and its affairs shall be wound up in accordance with this Article XI and the Act.

11.3     Winding Up, Liquidation and Distribution of Assets.

Upon the winding up of the Company, the company property shall be distributed:

(a)     to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of Company liabilities;

(b)     to the Member.

Any such distributions shall be in cash or property or partly in both, as determined by the Member.

11.4     Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Member, a Certificate of Cancellation shall be executed and filed with the Secretary of State of Delaware in accordance with Section 18-203 of the Act.

ARTICLE XII.

DISPOSITION OF MEMBERSHIP INTEREST

12.1     Disposition. The Member shall have the right to assign, transfer, sell, or convey (collectively, “Transfer”) any of its interest in the Company.

ARTICLE XIII.

AMENDMENT

13.1     Amendment. This Agreement may be amended or modified from time to lime only by a written instrument signed by the Member.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

14.1     Entire Agreement. This Agreement represents the entire Agreement between the Member and the Company.

14.2     No Conflict of Interest. The Member shall not be required to act hereunder as its sole and exclusive business activity and may have other business interests and engage in other activities in addition to those relating to the Company. Neither the Company nor the Member shall have any right by virtue of this Agreement in or to any other interests or activities or to the income or proceeds derived therefrom. The Member may transact business with the Company and, subject to applicable laws, has the same rights and obligations with respect thereto as any other person. No transaction between the Member and the Company shall be voidable solely because the Member has a direct or indirect interest in the transaction if either the transaction is fair and reasonable to the Company or the Member authorizes, approves or ratifies the transaction in accordance with this Agreement or the Act.

14.3     Application of Delaware Law. This Agreement, the application and interpretation hereof shall be governed exclusively by its terms and the laws of the State of Delaware and specifically the Act.

14.4     Execution of Additional Instruments. The Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

14.5     Construction. Whenever the singular form is used in this Agreement, and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

14.6     Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of the Company Agreement or any provision hereof.

14.7     Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

14.8     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart to this Engagement Letter, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

14.9     Banking. All funds of the Company shall be deposited in its name in an account or accounts as shall be designated from time to time by the Member.

14.10     Further Assurances. The Member agrees to cooperate, and to execute and deliver in a timely fashion any and all additional documents necessary to effectuate the purposes of the Company and this Agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

“MEMBER” WELLS OPERATING PARTNERSHIP II, L.P. as the sole Member

By:	Wells Real Estate Investment Trust II, Inc., its General Partner

By:
	Name:	Douglas P. Williams
	Title:	Executive Vice President

“COMPANY” WELLS REIT II - REPUBLIC DRIVE, LLC

By:	Wells Operating Partnership II, L.P., its sole member

	By:	Wells Real Estate Investment Trust II, Inc., its General Partner

By:
	Name:	Douglas P. Williams
	Title:	Executive Vice President